Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-127324 and No. 333-178650 on Form S-8 of Expedia Group, Inc. of our report dated June 18, 2026 appearing in this Annual Report on Form 11-K of Expedia Retirement Savings Plan for the year ended December 31, 2025.

/s/ Crowe LLP

New York, New York
June 18, 2026